Exhibit 99.1

FROM:  PAM TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Dan Cushman
(479) 361-9111
PAM TRANSPORTATION SERVICES, INC.
ANNOUNCES SALE OF A BROKERAGE OPERATION

Tontitown, Arkansas, October 5, 2010......PAM Transportation Services, Inc. (NASDAQ: PTSI) announced the sale of its brokerage operation in Paulsboro, NJ.

Dan Cushman President and CEO of PAM Transportation Services Inc. commented, “On September 30, 2010 the final step to consolidate our operations into one operating entity, PAM Transport, Inc., was completed. PAM sold a brokerage operation doing business as East Coast Transport & Logistics, LLC operating out of Paulsboro, NJ.  While this sale will decrease revenue, it will not have a material effect on our net income.

The sale of this operation will allow PAM to better focus on development of capacity alternatives to provide flexibility to our customers in a market characterized by tightening carrier capacity, while at the same time complimenting our own operations in light of increased asset utilization and a downturn in the supply of available drivers. In late 2009 we introduced Supply Chain Solutions, which is a program that is truly integrated with and complements our asset based operations. These operations are conducted in the name of PAM Transport, Inc. and are directed and controlled out of our headquarters in Tontitown, Arkansas.”

PAM Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.